Exhibit 15.1

August 4, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 1, 2015 and July 31, 2015 on our review of interim financial information of MSCI Inc. for the three-month period ended March 31, 2015 and March 31, 2014, and the three and six-month periods ended June 30, 2015 and June 30, 2014 and included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, respectively, are incorporated by reference in this Registration Statement on Form S-3 dated August 4, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York